Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-132201
Dated November 6, 2007


Issuer:  Toyota Motor Credit Corporation

Security:  Medium Term Notes, Series B

Issuer Ratings:  Aaa/AAA

Principal Amount:  $75,000,000

Issue Price:  100.00%

Gross Spread:  0.01%

Price to Issuer:  99.99%

Net Proceeds to Issuer:  $74,992,500

Trade Date:  November 6, 2007

Issue Date:  November 9, 2007

Maturity Date:  February 9, 2009

Coupon:  Federal Funds Effective Rate on the relevant Interest
	 Determination Date + 24  basis points

Index Source:  "Federal Funds Rate" means the rate on the applicable
		Interest Determination Date of the United States dollar federal funds as published in H.15 (519) under the heading "Federal Funds (Effective)," as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace the applicable page on that service ("Telerate Page 120"). Daily Weighted Average.

Interest Reset Dates:  Each Business Day

Interest Determination Dates:  One Business Day prior to each related
				Interest Reset Date

Interest Rate Cutoff:  2 Business Days prior to each Interest Payment Date

Day Count Basis:  Act/360

Business Day Convention:  Following , adjusted

Interest Payment Dates: February 11, 2008 (long first coupon), then
			quarterly on the 9th of May, August and November or on the next good Business Day, and on the Maturity Date.

Governing Law:  New York

Calculation Agent:  Deutsche Bank Trust Company Americas

Underwriter:  Mizuho Securities USA Inc.

Cusip:  89233PM86

DTC:  #2396

Denominations:  USD $1,000 x $1,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete informationabout the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 800-221-8866 (extension 3143) or you may e-mail a request to capital.markets@us.mizuho-sc.com.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers orother notices have been automatically generated as a result of this communicationhaving been sent via Bloomberg or another system.